UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2021

US Lighting Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-55689	46-3556776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1148 E 222nd St	44117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 216-896-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	USLG	OTC

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer and Director Appointments

Effective August 9, 2021, Paul Spivak, the sole Director of US Lighting Group, Inc. (the “Company”) at the time, approved the expansion of the Board of Directors of the Company from one (1) to three (3) persons, and appointed Olga Smirnova and Anthony Corpora as Directors of the Company. Additionally, on same date, Mr. Spivak appointed Anthony Corpora as Chief Executive Officer, President and Treasurer of the Company, and Olga Smirnova as Secretary of the Company.

Resignation of Paul Spivak

Effective August 9, 2021, and immediately following the appointments described above, Paul Spivak resigned from all officer and Director positions with the Company. Mr. Spivak’s resignation is related to Mr. Spivak’s recent arrest for conspiracy to commit securities fraud, which was disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2021.

Mr. Spivak’s resignation is not the result of any disagreement with the Company or any other entity on any matter relating to the operations, policies (including accounting or financial policies) or practices of the Company. A copy of the resignation letter provided by Mr. Spivak in connection with his resignation is included as Exhibit 99.1 to this Current Report on Form 8-K

Biographical information and business experience of Mrs. Smirnova and Mr. Corpora are provided below.

Anthony Corpora, Chief Executive Officer, President, Treasurer and Director of the Company (Age 45)

Mr. Corpora was a part of the research and development that developed the patents pending for Cortes Campers LLC over the last couple years . Cortes Campers, LLC is a subsidiary of the Company, and was created to market tow behind travel trailers for the recreational vehicle market. Over the last two decades, Mr. Corpora has worked for Mayfield City Schools. Mr. Corpora started his career as a Transition Specialist where he spent 12 years running a sheltered workshop and business of 50 employees and roughly 60 ongoing customers. Work for the sheltered workshop was subcontracted through local industry. At the workshop, Mr. Corpora was responsible for the bidding, turnaround times, quality control, records, payroll, employee conduct, safety, and building relationships with the businesses. Mr. Corpora also spent the last several years at Mayfield Schools in a heavy coordination role as Vocational Special Education Coordinator and was responsible for placement, programming, and employment outcomes for students with disabilities in both Career and Technical and Vocational training. Mr. Corpora also served as the Crisis Prevention Instructor, serving seven schools in the district coordinating staff training and certifications, reviewing staff and student conduct, restructuring crisis prevention and response in each school, updating and developing board policy on seclusion and restraint, updating and redefining roles with staff, and serving as a consultant to the Mayfield City Schools administration and Central Office Staff. Mr. Corpora also was a head coach in three sports at Mayfield City Schools and has over 20 years of coaching experience. Mr. Corpora's education includes a Bachelor of Science in Education at Kent State University, a Master’s Degree in Educational Administration from Ursuline College, a Transition to Work Endorsement, and Principal's License. Mr. Corpora comes from a heavy background in Leadership and Management and values vision, collaboration, communication, and integrity.

Olga Smirnova, Secretary and Director (Age 38)

Mrs. Smirnova serves as the Secretary of US Lighting Group, Inc. Mrs. Smirnova and has been involved with the Company since its inception. Her roles with the company included Logistics Manager, Head of Procurement, and more recently, VP of Finance and Administration. Mrs. Smirnova also served as Director of Logistics and international Operations as well as Finance Director of Intellitronix Corporation, former subsidiary of US Lighting Group. Mrs. Smirnova has over 15 years of combined business experience in the United States and Europe; which allowed her to design and implement flexible and resilient supply chain and organizational planning solutions for domestic manufacturing companies, as well as several European import companies. Her strong experience in setting up international business networks, supply chain management, and integrated global solutions makes her an asset to USLG. Mrs. Smirnova’s education includes a Master’s Degree in Linguistics and Intercultural Communications from St. Petersburg State University of Culture in Russia.

Mrs. Smirnova is the wife of Paul Spivak.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Letter of Resignation of Paul Spivak dated August 9, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

US Lighting Group, Inc.

August 12, 2021	By:	/s/ Anthony Corpora
Anthony Corpora
Chief Executive Officer

2